                                                                   EXHIBIT 8.1

                 [GRAY CARY WARE & FREIDENRICH LLP LETTERHEAD]



July 29, 1998

The Titan Corporation and Delsys Merger Corp.
3033 Science Park Road
San Diego, California 92121-1199


Ladies and Gentlemen:

We have acted as special counsel to The Titan Corporation, Inc., a Delaware corporation ("Parent"), and Delsys Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), in connection with (i) the preparation and filing with the Securities and Exchange Commission of an S-4 Registration Statement (the "Registration Statement"), and (ii) the Merger, as defined and described in the Agreement and Plan of Reorganization dated as of June 30, 1998 (the "Merger Agreement"), by and among Parent, Merger Sub and Delfin Systems, a California corporation (the "Company"). Capitalized terms not otherwise defined herein shall have the meanings as set forth in the Merger Agreement.

If the Merger is consummated on the terms and subject to the conditions set forth in the Merger Agreement, then (i) Merger Sub will merge with and into the Company, (ii) the Company will become a wholly owned subsidiary of Parent, and (iii) the holders of shares of Company Common Stock, who together hold all of the issued and outstanding shares of the Company, will be entitled to receive for each share of Company Common Stock held by them, other than cash in lieu of a fractional share or shares as to which dissenters rights have been perfected under applicable law, that number of shares of stock of Titan Common Stock determined pursuant to the Exchange Ratio.
The Exchange Ratio is determined pursuant to Section 1.5(c) of the Merger Agreement.

This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended (the "1933 Act"). In connection with this opinion, we have examined, and are familiar with: (i) the Merger Agreement (including all exhibits and schedules attached thereto),
(ii) the Registration Statement and (iii) such other presently existing documents, records and matters of law as we have deemed appropriate in order to enable us to render this opinion.

In rendering this opinion, we have assumed the following (without any independent investigation or review thereof):

          1. The legal capacity of all natural persons, the authenticity of original documents submitted to us, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies, the genuineness of all signatures and the due execution and delivery of all documents;

          2. The truth and accuracy at all relevant times of the representations, warranties and statements of fact made or to be made by Parent, Merger Sub, the Company and their management, employees, officers, directors and shareholders in connection with the Merger, including, but not limited to, those set forth in the Merger Agreement;

          3. The due execution and delivery on or before the Effective Time of the Tax Representation Letter of Parent and Merger Sub in the form attached as Exhibit C to the Merger Agreement;

          4. The due execution and delivery on or before the Effective Time of the Tax Representation Letter of the Company in the form attached as Exhibit D to the Merger Agreement;

          5. The Merger will be consummated in accordance with the Merger Agreement without any waiver or breach of any material provision thereof, and the Merger will be effective under applicable state law; and

          6. The Merger will be reported by Parent and the Company on their respective federal income tax returns in a manner consistent with treatment of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

Based upon and subject to (i) the Merger being consummated in the manner described in the Merger Agreement, (ii) the accuracy of the Registration Statement and the facts concerning the Merger that have come to our attention during our engagement, and (iii) certain representations made by Parent, Merger Sub and the Company pursuant to the Merger Agreement or in connection with the issuance of our opinion, we are of the opinion that the discussion in the prospectus included as part of the Registration Statement (the "Prospectus") under the caption "Approval of the Merger and Related Transactions--Federal Income Tax Matters," insofar as it relates to statements of law or legal conclusions, is correct in all material respects. We express no opinion as to whether such description addresses all of the United States federal income tax consequences of the Merger that may be applicable to Parent, Merger Sub, the Company, or to any particular parent or Company shareholder. In addition, we express no opinion as to United States federal, state, or local, or foreign or other tax consequences, other than as set forth in the Registration Statement/Prospectus under the heading "Approval of the Merger and Related Transactions--Federal Income Tax Matters." Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent upon future events. There can be no assurance that changes in the law will not take place which could affect the United States federal income tax consequences of the Merger or that contrary positions may not be taken by the Internal Revenue Service.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to our firm name wherever appearing in the Registration Statement with respect to the discussion of the federal income tax consequences of the Merger, including the Prospectus and any amendments to the Registration Statement. By giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder (the "Rules"), nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the 1933 Act or the Rules.

No opinion is expressed as to any federal tax consequence of the Merger or the other transactions contemplated by the Merger Agreement except as specifically set forth herein. This opinion may not be relied upon except with respect to the consequences specifically discussed herein. By rendering this opinion, we undertake no responsibility to update this opinion after the date hereof for any reason, including but not limited to, any new or changed facts or law which come to our attention after the date hereof. This opinion is being delivered to you solely in connection with the filing of the Registration Statement and is intended for the benefit of Parent, Merger Sub and Parent shareholders. This opinion may not be relied upon or utilized for any other purpose or by any other person or entity without our prior written consent.

Very truly yours,

/s/ GARY CARY WARE & FREIDENRICH LLP

GARY CARY WARE & FREIDENRICH LLP


                                     -3-